As filed with the Securities and Exchange Commission on February 1, 2006
RegistrationNo.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SONIC CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	73-1371046 (I.R.S. Employer Identification No.)
300 Johnny Bench Drive Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73104 (Zip Code)

SONIC CORP. 2006 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

J. Clifford Hudson
Chairman of the Board, Chief Executive Officer and President
300 Johnny Bench Drive
Oklahoma City, OK 73104
(Name and address of agent for service)

Telephone: (405) 225-5000
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value	4,500,000 shares	$28.67	$129,015,000	$13,804.61

(1) This registration statement on Form S-8 (this “Registration Statement”) represents an aggregate of 4,500,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Sonic Corp. (the “Registrant”) available for issuance under the Sonic Corp. 2006 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the plan to which this Registration Statement relates by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2) Pursuant to Rule 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share as to the 4,500,000 shares of Common Stock of the Registrant registered with respect to future awards granted under the Plan is based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq National Market on January 31, 2006 and is estimated solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information. *

_____________
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates by reference in this Registration Statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s annual report on Form 10-K filed for the period ended August 31, 2005 (filed November 14, 2005).

(b) The Registrant’s quarterly report on Form 10-Q for the quarterly period ended November 30, 2005 (filed January 6, 2006).

(c) The description of the Registrant’s Common Stock, contained in the Registrant’s Form S-1 Registration Statement (File No. 33-37158), including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not required.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s bylaws provide for the indemnification of the Registrant’s officers and directors against certain liabilities. The Registrant’s Certificate of Incorporation also limits, to the fullest extent permitted by Delaware law, a director’s liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Delaware law, however, a director’s liability cannot be limited for (i) breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase redemption; or (iv) any transaction from which the director derives an improper personal benefit. Delaware law does not eliminate a director’s duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

The Registrant has entered into indemnification agreements with each of its current directors which provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of the Registrant.

Finally, the Registrant has obtained a directors and officers liability insurance policy which provides for the indemnification of the Registrant’s directors and officers against liability which they incur in their capacities as directors and officers of the Registrant.

Insofar as the foregoing documents permit indemnification for liabilities arising under the Securities Act, the Commission has informed the Company that, in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See attached Exhibit Index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) To include any prospectus required by section 10(a)(3) of the Securities Act;

(2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on this 31st day of January, 2006.

Sonic Corp.

By:	/s/ J. Clifford Hudson
J. Clifford Hudson, Chairman of the Board of Directors,
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Clifford Hudson	Chairman of the Board of	January 31, 2006
J. Clifford Hudson, Principal Executive Officer	Directors, Chief Executive Officer and President

/s/ Stephen C. Vaughan	Vice President and Chief	January 31, 2006
Stephen C. Vaughan, Principal Financial Officer	Financial Officer

/s/ Terry D. Harryman	Controller	January 31, 2006
Terry D. Harryman, Principal Accounting Officer

/s/ Leonard Lieberman	Director	January 31, 2006
Leonard Lieberman

/s/ Michael J. Maples	Director	January 31, 2006
Michael J. Maples

/s/ Federico F. Peña	Director	January 31, 2006
Federico F. Peña

/s/ H. E. "Gene" Rainbolt	Director	January 31, 2006
H.E. "Gene" Rainbolt

/s/ Frank E. Richardson	Director	January 31, 2006
Frank E. Richardson

/s/ Robert M. Rosenberg	Director	January 31, 2006
Robert M. Rosenberg

/s/ Kathryn L. Taylor	Director	January 31, 2006
Kathryn L. Taylor

EXHIBIT INDEX

Exhibit No.	Name of Exhibit
3.1
Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 originally filed on October 3, 1990 and Exhibit 3.05 to the Registrant’s Annual Report on Form 10-K for the Fiscal Year Ended August 31, 2000 filed on November 22, 2000)

3.2
By-laws of the Registrant, as amended (incorporated by reference to Exhibit 3.21 to the Registrant’s Registration Statement on Form S-1 originally filed on October 3, 1990 and Exhibit 3.06 to the Registrant’s Annual Report on Form 10-K for the Fiscal Year Ended August 31, 2002 filed on November 27, 2002)

4.1
Specimen Certificate for the Common Stock of the Registrant (incorporated by reference to Exhibit 4.01 to the Registrant’s Annual Report on Form 10-K for the Fiscal Year Ended August 31, 1999 filed on November 24, 1999)

4.2	Sonic Corp. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on December 16, 2005)
5*	Opinion of Shearman & Sterling LLP regarding the legality of the securities offered hereby
23.1*	Consent of Ernst & Young, LLP
23.2*	Consent of Shearman & Sterling LLP (contained in Exhibit 5)

* Filed herewith